Exhibit 99.1

News Release Media Contact: Cliff Bowers 920-491-7542 Clifford.bowers@associatedbank.com Investor Contact: Brian Klaus 920-491-7059 Brian.klaus@associatedbank.com

Associated Banc-Corp to acquire risk and employee benefits consulting firm Ahmann & Martin Co.

Pro forma entity to rank among top 50 insurance brokers nationwide

Green Bay, WI – January 16, 2015 – Associated Banc-Corp (NYSE: ASB) (“Associated”) announced today that it has entered into an agreement to acquire  Ahmann & Martin Co., a leading risk and benefits consulting firm in Minnesota through a merger with and into Associated’s subsidiary Associated Financial Group. The transaction is expected to close next month.

Associated Financial Group is a leading benefits specialist firm with more than 240 insurance specialists across Associated’s three-state footprint and generating over $49 million of annualized insurance-related revenues. Associated Financial Group provides employee benefits, business insurance and human resource consulting, and select individual/private insurance services. Ahmann & Martin Co. adds a range of complementary financial services such as employee benefits, risk management, and business insurance with specialization in industry-specific solutions.

“The addition of this fast-growing and respected company to the Associated family enhances our ability to offer clients unique, comprehensive solutions to meet their insurance and financial risk management needs,” said Associated president and CEO, Philip B. Flynn.  “As we look forward, we will continue to seek ways in which we can prudently grow our capabilities and drive greater client and shareholder value.”

According to Flynn, a core benefit of the new combination is the opportunity for clients to centralize management of their financial risks with one valued partner.

Management teams from the two firms have known each other for several years, providing a unique and compelling opportunity to join two premier firms with complementary strengths into an even more vibrant organization going forward.

Based on 2013 pro forma revenues, the company believes that this combination with Ahmann & Martin Co. will move Associated Financial Group among the United States’ top 50 insurance brokerage firms. Together, the firms will employ more than 370 colleagues and serve approximately 14,000 clients.

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“There are many aspects to this new partnership that will contribute to our continuing success,” said William M. Bohn, Associated Banc-Corp EVP and head of Private Client & Institutional Services, which includes Associated Financial Group. “Perhaps the most significant are the client-centric values and common culture inherent in both organizations. Our shared priority on client relationships and innovative strategic solutions creates a powerful value proposition as we go forward together.”

As part of the proposed transaction, several key Ahmann & Martin Co. executives will assume leadership roles at Associated Financial Group and will be responsible for the thoughtful integration and expansion of the business. Dean Hildebrandt, the current CEO of Ahmann & Martin Co., will assume the role of president and CEO of the newly combined firm.  He will report to Bohn who will serve as chairman of Associated Financial Group.

In addition, David Martin, benefits principal of Ahmann & Martin Co., will serve as executive vice president and lead Associated Financial Group’s overall benefits strategy.  Richard Ahmann III, property and casualty principal at Ahmann & Martin Co., will also continue with the firm playing a key role in helping to bring the businesses together. Ahmann, Martin and Hildebrandt will all be members of Associated Financial Group’s board of directors.

“The process of consummating this new relationship has assured me we are establishing a powerful business combination to protect and strengthen our client commitments,” Hildebrandt said. “By providing access to Associated’s complete array of banking and financial services, we extend the ways we help businesses and institutions manage their risks.”

The transaction is valued at approximately $48 million with the opportunity to increase the consideration by $8 million should certain contingencies be met over a defined period. The transaction is not expected to have a material impact on Associated’s 2015 and 2016 earnings and is expected to be accretive to Associated’s 2017 earnings.

Associated will release 2014 fourth quarter and full-year financial results on Thursday, January 22, 2015, after market close.  The company will host a conference call for investors and analysts at 4:00 p.m. Central Time (CT) on that day to discuss results along with this transaction.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $26 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com

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FORWARD LOOKING STATEMENTS

Statements made in this press release which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding Associated’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause Associated’s actual results to differ materially from those contained in such forward-looking statements include those identified in the Associated’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

Additional Information

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval.  Shares of Associated Banc-Corp common stock that may be acquired by shareholders of Ahmann & Martin Co. in the merger described herein will be offered and sold pursuant to an acquisition shelf registration statement on Form S-4, including the prospectus contained therein, filed by Associated Banc-Corp with the Securities and Exchange Commission on April 4, 2014 and declared effective on June 19, 2014.  Investors and security holders of Ahmann & Martin Co. are urged to read the registration statement and the prospectus, as well as any amendments or supplements to those documents, carefully and in their entirety because they contain or will contain, as the case may be, important information about Associated Banc-Corp.  Investors and security holders may obtain a free copy of all documents relating to the proposed transaction filed by Associated Banc-Corp through the website maintained by the SEC at www.sec.gov. Copies of such documents can also be obtained free of charge upon written request to Associated Banc-Corp through its Investor Contact, Brian Klaus, at Brian.klaus@associatedbank.com or by calling 920-491-7059.